Exhibit 16.2

May 17, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners,

We have read the statements made by 9F Inc. (copy attached), pursuant to Item 16F of Form 20-F, which we understand will be filed with the Securities and Exchange Commission as part of the Form 20-F of 9F Inc. dated May 17, 2021. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Marcum Bernstein & Pinchuk LLP

Enclosure

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